Exhibit 99. (c) (25)

Mercury Air Group
Projected SOX Compliance Costs

	External		Internal
	Range
	Low	High	Est Hrs	Rate	Est $
Project Scope (6)	75	100	100	65	7
Documentation/Testing/Remediation (1)
Hrs. Rate
4,199 150	630	945	3,149	65	205
Increased Audit Fees (2)	125	500	200	65	13
System Enhancements (3)
Larkspur Document Control	30	40
System Enhancements	100	400	200	65	13
Personnel (4)
Internal Auditor	150	300
Systems/Consultant	100	150
Policies & Procedures Documentation	10	100	2,000	65	130

Total	$1,220	$2,535	5,649		$367

Notes:
(1)	External based on project scope from Casey Group. Internal hours estimated at 75% for interviews, assisting on tests, review, remediation and training. Update, have estimate from Parsons consulting for Documentation and remediation for $700K plus costs on a time and materials contract. Does not include writing test scripts nor does it include testing.
(2)	Estimated based on PWC’s experience with accelerated clients. Range from 50% to 200% of audit fees depending on complexity, centralization, etc.
(3)	Document tracking system.
(4)	Hire/contract IA function. Sofware systems consultant/full-time.
(5)	Policies and procedures template.
(6)	Actual cost for Casey Group was $98K.

Mercury Air Group
Projected Ongoing SOX Compliance Costs

	External		Internal
	Range
	Low	High	Est Hrs	Rate	Est $
Project Scope
Documentation/Testing/Remediation (1)
Hrs. Rate
640 125	80	120	1,000	65	65
Increased Audit Fees (2)	100	400	160	65	10
System Enhancements
Larkspur Document Control	—	—
System Enhancements	—	—			—
Personnel (3)
Internal Auditor	150	300
Systems/Consultant	100	150
Increased Legal Fees (4)	50	200	300	125	38
Policies & Procedures Documentation	—	—			-

Total	$480	$1,170	1,460		$113

Notes:
(1)	Will still need outside consultants to assist in the continued testing that needs to be performed.
(2)	Based on memo from BDO, they are estimating a 10 to 20% reduction from the initial year fees.
(3)	Hire/contract IA function. Sofware systems consultant/full-time.
(4)	Increased legal fees based on discussion with Wayne Lovett at 50% of increased audit fees.